Exhibit 10.2

Employment Agreement

This Employment Agreement (“Agreement”) is entered into effective as of April 13, 2026 (the “Effective Date”), by and among United Business Bank (the “Bank”), having a principal place of business at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, BayCom Corp, a California corporation (the “Company”) and the parent holding company of the Bank, and William J. Black, Jr.  (the “Executive”). The Company and the Bank are collectively referred to herein as the “Employers.”

Recitals

A.The Bank is a California-chartered bank, which is validly existing and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted, and the Company is in good standing under the laws of the State of California;

B.The Boards of Directors of each of the Employers (collectively, the “Boards of Directors”) desire to appoint the Executive as the Executive Vice Chair of both the Company and the Bank;

C.The Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers by entering into this Agreement; and

D.The Executive is willing to serve each of the Employers on the terms and conditions hereinafter set forth.

In consideration of the mutual covenants set forth in this Agreement, it is agreed that from and after the Effective Date, the following terms and conditions shall apply to the Executive’s said employment:

1.	Term of Employment

1.1

Term.  The Employers hereby employ the Executive and the Executive hereby accepts employment with each of the Employers for the period commencing with the Effective Date and continuing for three (3) years thereafter (the “Term”), subject, however, to renewal or prior termination of this Agreement as hereinafter provided.  Where used herein, “Term” shall refer to the entire period of employment of the Executive by the Employers hereunder, whether for the period provided above, or whether renewed or terminated earlier as hereinafter provided.

Beginning on the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date, the Term of the Agreement will automatically extend for twelve (12) months unless and until either party gives written notice to the contrary not less than ninety (90) days prior to any such anniversary date, in which case this Agreement shall terminate at the end of the Term then in effect as of the date of such notice.  The Executive’s employment may only be terminated

in accordance with Section 6 of this Agreement.   The Company acknowledges that this Agreement is intended to provide the Executive with a reasonable expectation of continued employment during the Term, subject only to the provisions expressly stated herein.

2.	Duties of the Executive

2.1

Duties.  The Executive shall perform the duties of Executive Vice Chair of both the Company and the Bank, as described more fully in the job description for such positions approved by the Boards of Directors, and subject to the powers by law vested in the Boards of Directors. The Executive shall perform such duties faithfully and to the best of his ability, consistent with applicable law and industry standards, and subject to reasonable direction from the Boards of Directors.

2.2

Conflicts of Interest.  Except as permitted by the prior written consent of each of the Boards of Directors, the Executive shall devote substantially all of the  Executive’s  professional time and  attention to the business of the Employers during the Term, and the Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Employers’ interests. Notwithstanding the foregoing, the Executive may make investments of a passive nature in any business or venture, provided however, that such business or venture is neither in competition, directly or indirectly, in any manner with the Employers nor a customer of the Employers, and also may engage in civic and charitable activities and may also invest in any company listed on a national securities exchange provided that the Executive does not own 1% or more of such company’s outstanding shares.

3.	Compensation

3.1

Salary.  The Employers shall pay to the Executive an annual base salary at the rate of at least six hundred seventy-five thousand dollars ($675,000) per year beginning on the Effective Date, subject to adjustments as may be determined from time to time by the Boards of Directors in their discretion; provided, however, that the Boards of Directors shall not reduce the Executive’s base salary without the Executive’s prior written consent.  Said salary shall be payable in equal installments in conformity with the Bank’s normal payroll period and in accordance with federal and state wage and hour laws.

3.2

Incentive Bonus.  Annually, the HR/Compensation Committee of the Boards of Directors shall adopt an incentive program based on factors that the Committee believes in good faith are appropriate in its discretion, including but not limited to the financial and operational performance of the Employers. Any discretion exercised by the Compensation Committee shall be applied reasonably and in good faith consistent with past practices. Cash incentive bonuses will be based on the programs adopted annually and will be payable in a lump sum not later than March 15 following the end of each fiscal year. The Executive must be continuously employed by the Employers for the whole of the fiscal year to which such incentive bonuses relate, except that (a) for calendar 2026, the Executive must be continuously employed from the Effective Date through the end of 2026, and (b) the incentive program may provide for the incentive bonus to be pro-rated if the Executive dies or becomes disabled during the year or a Change in Control (as defined in Section 6.3 below) occurs during the year. The incentive bonus will not be pro-rated if the Executive’s employment terminates for any other reason prior to the end of such fiscal year, with it being noted that the Executive will be entitled to receive his target incentive bonus for the year of termination if his employment is terminated pursuant to Section 6.3 below. The Executive shall be eligible to earn an annual incentive bonus with a target of 75% of base salary and a maximum opportunity of 150% of target.

3.3

Annual Restricted Stock Grants.  Beginning in the first quarter of calendar year 2027 and each year thereafter during the Term, the Company shall grant to the Executive an annual award of restricted stock (each, an “Annual Restricted Stock Grant”) with a grant date value equal to twenty-five percent (25%) of the Executive’s base salary as of the end of the immediately preceding calendar year, divided by the fair market value of the Company’s common stock on the date of grant, with the number of shares rounded to the nearest whole share. Such grants shall be made in a consistent and timely manner each year and shall not be unreasonably delayed or withheld, subject only to the availability of shares under the applicable equity plan. Each Annual Restricted Stock Grant shall vest in equal annual installments over a period of five (5) years, with the first installment vesting on the first anniversary of the date of grant. Any performance-based conditions shall be reasonable, clearly defined in writing at the time of grant, and applied in good faith consistent with past practices.

Notwithstanding the foregoing, any unvested portion of an Annual Restricted Stock Grant shall immediately and fully vest upon the earliest to occur of: (a) termination of the Executive’s employment by the Employers without Cause; (b) termination by the Executive for Good Reason; (c) termination of employment due to death or disability; or (d) a Change in Control (as defined in the 2024 Omnibus Incentive Plan or any applicable subsequent plan) occurs and no Replacement Award (as defined in the applicable plan) is provided to the Executive.

4.	Executive Benefits

4.1

Vacation.  The Executive shall be entitled to four (4) weeks of vacation each year during the Term, prorated for any portion of a year, which vacation shall be taken at such times as are agreed upon by the Executive and the Boards of Directors; provided, however, that during each year of the Term, the Executive is encouraged to take meaningful, consecutive vacation time each year to promote rest and effectiveness. The Executive may accrue a maximum of 30 days of vacation. Once the Executive reaches the maximum accrual amount, the Executive will not accrue any additional vacation until the Executive uses some of his accrued but unused vacation and the Executive’s accrued but unused vacation hours decrease to below the maximum accrual amount.

4.2

Automobile.  During the Term, the Employers shall pay to the Executive, as an automobile allowance, the sum of eight hundred dollars ($800) per month, which is an allowance for all automobile costs and expenses, including, but not limited to, fuel, license, maintenance, insurance, repairs and purchase or lease payments.

4.3

Group Insurance Benefits.  During the Term, the Bank, at Bank’s expense, shall provide for the Executive all such group insurance benefits as the Bank provides to its most senior executives from time to time. Any additional coverage may be obtained by the Executive at the Executive’s expense.  Additionally, the Bank shall, at its expense, provide the Executive with a group life insurance policy, payable to a beneficiary of the Executive’s choice, in an amount that is available under the group insurance benefits program.

4.4

Other Equity Stock Awards. Periodically, the Company may grant awards to the Executive pursuant to its equity incentive plans in addition to those grants set forth in Section 3.3 above. Such equity awards will be in an amount determined by the Board of Directors of the Company or a committee thereof.  Any equity awards shall be evidenced by a grant agreement in the form approved by the Board of Directors of the Company or a committee thereof.  Any grant shall be subject to such other terms and conditions as may be contained in the equity incentive plan, including, but not limited to, terms relating to the vesting of restricted shares and grant price of equity grant, and the effect of certain events, such as termination of employment and mergers or acquisitions, provided that all of such awards shall become fully vested upon either (a) termination of the Executive’s employment due to death or disability or by the Employers pursuant to Section 6.3 hereof without Cause (as defined in Section 6.1.1 below), (b) a  Change in Control (as defined in the 2024 Omnibus Incentive Plan or any applicable subsequent plan) of the Company or the Bank if no Replacement Award is provided to the Executive, or (c) termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 6.3 below).

4.5

Retirement, Profit Sharing and Other Plans.  The Executive shall be entitled to participate in any retirement plans, profit-sharing plans, medical expense reimbursement plans, and other similar plans that the Employers may establish with respect to all employees; provided, however, that nothing herein shall require the Employers to establish or maintain any of such plans.

4.6

The Employers shall not materially reduce the Executive’s benefits without providing substantially equivalent replacement benefits, except for such changes in benefits that affect all similarly situated executive officers.

5.	Reimbursement for Business Expenses

5.1

Expense Reimbursement.  The Executive shall be entitled to reimbursement by the Employers for any ordinary and necessary business expenses incurred by the Executive in the performance of the Executive’s duties and in acting for the Employers during the Term, and provided that:

5.1.1

Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Employers as a business expense and not as compensation to the Executive; and

5.1.2

The Executive furnishes to the Employers, in accordance with the Employers’ internal policies, adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Employers and not as compensation to the Executive.

6.	Termination

6.1

Termination for Cause.  The Employers may terminate this Agreement for Cause at any time without further obligation or liability to the Executive, by action of the Boards of Directors. Notwithstanding the foregoing, upon termination the Executive shall be entitled to payment of his accrued and unpaid salary, unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, and such health, retirement and other benefits that may be available following termination, but only to the extent provided by the Employers’ benefit plans and policies or as required by law.

6.1.1

Definition of Cause.  Each of the following events constitute Cause for termination of this Agreement: (i) the Executive fails to perform or habitually neglects the duties which the Executive is required to perform hereunder; (ii) the Executive engages in illegal activity which materially adversely affects the Employers’ reputation in the community or which evidences the lack of the Executive’s fitness or ability to perform the Executive’s duties as determined by the Boards of Directors in good faith; (iii) any breach of fiduciary duty, personal dishonesty, deliberate or repeated disregard of the policies or procedures of the Employers as adopted by the Boards of Directors or a committee thereof or refusal or failure to act in accordance with any direction or order of the Boards of Directors or a committee thereof, except those in contravention of any law or regulation, or any act by the Executive which causes termination of coverage of the Executive under any fidelity or blanket bond; (iv) gross negligence adversely affecting the Employers; (v) any willful or material breach of this Agreement or any other willful misconduct; (vi) the Bank is closed or taken over by regulatory or other supervisory authority; and (viii) any bank regulatory or supervisory authority successfully exercises its statutory or regulatory powers to remove the Executive.

6.1.2

Warning Notice.  If the Executive fails to perform the Executive’s duties in a satisfactory manner or habitually neglects such duties, the Employers shall take the following actions before terminating the Executive for such Cause: (i) the Employers shall have first given the Executive written notice setting forth the specific facts and grounds for the Employers’ determination of the Executive’s unsatisfactory performance or habitual neglect (the “Warning Notice”); (ii) promptly after the Employers shall have given the Warning Notice, the Boards of Directors (or a committee thereof) shall have met with the Executive and informed the Executive of the grounds for termination for Cause, the extent and nature of the Executive’s unsatisfactory performance or habitual neglect, what the Executive must do to remedy such unsatisfactory performance or habitual neglect, and a reasonable period of time (not less than thirty (30) days unless the nature of the failure, neglect or conduct of the Executive is of such magnitude that if such failure, neglect or conduct is permitted for up to an additional 30 days, such continuation would significantly and adversely affect the Employers) by which the Executive shall have demonstrated satisfactory improvement or shall have remedied the  deficient performance or habitual neglect (the “Cure Period”).  If by the end of the Cure Period the Executive shall not have made sufficient progress reasonably satisfactory to either of the Boards of Directors, the Executive may be terminated for Cause on the terms described in this Agreement.

6.1.3

Other Terms.  Termination under this section shall not prejudice any remedy which the Employers may have at law, in equity, or under this Agreement. Termination pursuant to this section shall become effective immediately upon the giving of notice of termination by the Employers.

6.2

Termination Due to Death or Disability. The Boards of Directors may terminate the Executive’s employment due to physical or mental disability upon at least thirty (30) days’ written notice if the Executive is found by the Boards of Directors, in good faith, to be physically or mentally incapable of performing the Executive’s duties for a continuous period of ninety (90) days or more. If there should be a dispute between the Employers and the Executive as to the Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten

(10) days after a request for designation of such party, then by a physician or psychiatrist designated by an impartial third party to be mutually agreed upon.  The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto. In addition, this Agreement shall automatically terminate upon the Executive’s death.

6.3

Termination without Cause by the Employers or for Good Reason by the Executive.  If the employment of the Executive is terminated without Cause by the Employers (with termination due to death or disability governed solely by Section 6.2 above) or if the Executive terminates his employment for Good Reason (as defined in Section 6.3(ii) hereof), then the Executive shall be entitled to a severance payment (the “Severance Payment”) equal to: (x) if such termination occurs within six (6) months prior to or twenty-four (24) months following a Change in Control (as hereinafter defined), three (3) times the sum of (a) the Executive’s annual base salary prevailing at the date of such termination and (b) the Executive’s target incentive bonus for the year of termination, provided that if the termination occurs within six (6) months prior to a Change in Control, the Executive shall receive two (2) times the sum of the foregoing in connection with the termination, with the additional one (1) times the sum of the foregoing to be paid if and when the Change in Control occurs; or (y) if such termination occurs outside the foregoing CIC window, two (2) times the sum of (a) the Executive’s annual base salary and (b) the Executive’s target incentive bonus for the year of termination. The Severance Payment shall be subject to the provisions of Sections 6.3(iii) and (iv) below. For the purposes of this section:

(i)“Change in Control” means: (1) any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires beneficial ownership of 30% or more of the outstanding shares of common stock or combined voting power of the Company or the Bank; (2) the individuals constituting the Board of Directors of the Company as of the Effective Date (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any director whose election was approved by a vote of at least a majority of the Incumbent Board shall be deemed a member of the Incumbent Board; (3) consummation of a merger, consolidation, sale of assets, or other reorganization, unless following such transaction the beneficial owners of the Company immediately prior to such transaction own more than 50% of the resulting entity in substantially the same proportions; or (4) a sale of all or substantially all of the assets of the Company or the Bank.

Notwithstanding the foregoing provisions of this section, a Change in Control will not be deemed to have occurred either solely because of (A) the issuance of additional shares in a secondary stock offering, (B) the issuance of shares pursuant to any stock option grants or restricted stock awards, or (C) the acquisition of additional stock of the Company or the Bank by any person or group which has already acquired more than 50% of the total fair market value or total voting power of the outstanding stock of the Company or the Bank. In order to constitute a Change in Control, the above events must also constitute a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(ii)“Good Reason” means, in the absence of the Executive’s written consent, any of the following: (1) a material diminution in the Executive’s title, authority, duties or responsibilities; (2) a material reduction in the Executive’s base salary, target bonus opportunity, or equity grant levels; (3) a material breach of this Agreement by the Employers; (4) a requirement that the Executive relocate his principal place of employment more than thirty-five (35) miles from his then-current principal office location; or (5) the failure of the Employers to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. The foregoing Good Reason definition applies throughout the Term of this Agreement, whether or not a Change in Control has occurred.

The Executive may only terminate his employment with the Employers for Good Reason by first giving the Employers written notice of the matter or matters which, in the Executive’s opinion, form a basis for such Good Reason and a statement of his intent to terminate his employment on such basis, which notice must be provided within ninety (90) days of the initial existence of the condition.  The Employers shall thereafter have the right to remedy the condition within thirty (30) days after the Employers received the written notice from the Executive. If the basis for such Good Reason is remedied by the Employers within the thirty (30) day cure period following receipt of such notice, the Executive shall either rescind his notice of intent to terminate and continue his employment, or terminate his employment under Section 6.4 hereof, in which case the Executive shall not be entitled to any severance pay hereunder.   If such Good Reason continues to the end of the thirty (30) day period without being remedied by the Employers, then the Executive’s employment shall end on the last day of the thirty (30) day period and the Executive will be entitled to the severance pay as defined in this section.

(iii)The payment of severance pursuant to this Section 6.3 shall be subject to the following: (1) The Executive’s receipt of severance may be conditioned on a release of claims that is customary, reasonable and not more restrictive than similarly situated executives, and which shall not include any new and/or modified restrictive covenants. Such release, if requested, shall be executed by the Executive and returned to the Employers so that the revocation period specified therein expires no later than 60 days after the date of the Executive’s termination of employment, and the Executive shall not revoke such release during the revocation period. (2) All benefits otherwise enjoyed by the Executive shall automatically cease as of the date of the Executive’s termination of employment, except as follows: (A) the Executive shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such retirement and other non-health benefits that may be available following termination but only to the extent provided by the Employers’ benefit plans and policies or this Agreement, or as required by law; and (B) any health insurance benefits provided by the Bank to the Executive at the time of the Executive’s termination of employment under this section shall be continued for twenty-four (24) months on the same terms as if the Executive had remained employed by the Bank during such period (the “Health Insurance Benefits”), subject to Sections 6.3(v) and (vi) below, and thereafter, the Executive shall have the right to continued health insurance benefits, at the Executive’s expense, to the extent permitted by applicable law. (3) Upon termination, the Executive shall immediately return all property of the Employers including, but not limited to, documents, credit cards, records, keys, fixed assets, and all other property of the Employers within the Executive’s custody or control.  (4) Notwithstanding these provisions, the provisions of Section 8 shall also apply to a termination as a result of a Change in Control.

(iv)The Severance Payment (subject to deductions for withholding and applicable employment taxes) shall be paid in a cash lump sum in the Bank’s first payroll period following the date the Executive satisfies all of the conditions set forth in clauses (1) and (3) of Section 6.3(iii) above; provided however, that if the time period given to the Executive to consider the terms of the release of claims (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar, then the Severance Payment shall not be paid until the succeeding calendar year. The Severance Payment under this Section 6.3 shall be deemed to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the short-term deferral exemption set forth in Section 409A of the Code and Treasury Regulation §1.409A-1(b)(4).

(v)In the event that the continued payment by the Bank of the health insurance premiums provided in Section 6.3 is barred or would trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), then the Bank shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such arrangements or plans immediately prior to the date of termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), or (ii) pay to the Executive within 10 business days following the date of termination a lump sum cash amount equal to the projected cost to the Bank of paying such premiums for the benefit of the Executive for the 24-month period specified in Section 6.3 of this Agreement, with the projected cost to be based on the costs being incurred immediately prior to the date of termination, as increased by 10% each year.

(vi)Any health insurance premiums payable by the Bank pursuant to Section 6.3 shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of health insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of health insurance premiums required to be paid by the Bank in any other taxable year.

6.4

Termination without Good Reason by the Executive. In the event the Executive elects to terminate this Agreement without Good Reason pursuant to this paragraph, the Executive shall not be entitled to any salary, benefits or other compensation of any kind under this Agreement, except for such compensation as may be due and payable through and including the effective date of termination or as may be required by this Agreement or applicable law.

6.5

Effect of Termination. In the event of the termination of this Agreement prior to the completion of the Term specified herein, the Executive shall be entitled to the salary earned by the Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date. The Executive shall not be entitled to any further compensation after the date of termination, except as expressly provided in this Section 6. Except as may otherwise be expressly agreed or provided, on the expiration of the Term, this Agreement shall terminate and shall be of no further force or effect and the Executive shall not be entitled to any compensation or benefits of any kind. After notice of termination is given, whether by the Employers or the Executive, the Employers may require the Executive to cease performing services for the Employers and may prohibit the Executive from coming onto the Employers’ premises through the effective date of termination, provided that the Employers nonetheless compensate the Executive through the effective date of termination.

6.6

Golden Parachute Provision. Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Bank or the Company (or their successors) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined below). For purposes of this Section 6.6, present value shall be determined in accordance with Code Section 280G(d)(4). The “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Code

Section 280G(b)(2), as determined by the Determination Firm (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

All determinations required to be made under this Section 6.6, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm, law firm or compensation consulting firm mutually acceptable to the Employers and the Executive (the “Determination Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive. All fees and expenses of the Determination Firm shall be borne solely by the Employers. Any determination by the Determination Firm shall be binding upon the Employers and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 6.3, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employers to or for the benefit of the Executive, but no later than March l5th of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises. In the event it is determined that the Executive received Payments that should have been reduced pursuant to the preceding paragraph (with such excess over the Reduced Amount referred to herein as the “Overpayment”), then the Determination Firm shall determine the amount of the Overpayment that has occurred and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Employers, but no later than March l5th of the year after the year in which the Overpayment is determined to exist.

In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, the preceding paragraphs concerning adjustments to account for the Excise Tax shall be of no further force or effect.

6.7

Notice of Termination of Employment. If the Executive’s employment is terminated (i) by the Employers without Cause pursuant to Section 6.3 above, or (ii) by the Executive without Good Reason pursuant to Section 6.4 above, written notice of such termination shall be given by the terminating party to the other parties at least ninety (90) days prior to the date of termination, unless the parties otherwise agree to an earlier termination date.

7.	Affirmative Covenants of the Executive

7.1

No Pre-Existing Restrictive Covenants. The Executive is not a party to any existing agreement, arrangement, confidentiality clause, non-solicitation clause, non-competition clause or any other form of restrictive covenant or policy that would prevent him from lawfully (i) accepting the Employers’ offer of employment, (ii) performing his services hereunder or (iii) soliciting new customers of the Employers, or that would otherwise limit the Executive’s ability to be employed by the Employers.

7.2

Non-Disparagement. During the period commencing on the date of this Agreement and continuing through and including the two-year anniversary of the termination of the Executive’s employment, the Executive agrees that he shall not knowingly make, or cause to be made, any disparaging or critical remarks, comments or statements about or against the Employers or their respective subsidiaries or affiliates or any director, officer or employee of any such entities at any time in the future, except for any statements by him made pursuant to lawful subpoena or legal process. The Employers agree to direct their respective executive officers and directors to refrain from making any statements about the Executive that would disparage or reflect unfavorably upon the image or reputation of the Executive; provided, however, that nothing herein shall prohibit the Employers from complying with their obligations under applicable law or their policies regarding public statements. Nothing in this section shall prohibit honest and good faith reporting to law enforcement authorities or compliance with applicable law. This section shall survive any termination of this Agreement.

8.General Provisions

8.1

Trade Secrets and Confidential Information.  During the Term, the Executive will have access to and become acquainted with the Employers’ trade secrets and confidential information, including, but not limited to, proprietary information and data concerning the Employers’ operations, business, sources of business, know-how, customer lists and information about customers’ financial condition, needs, and methods of doing business. The Executive shall not disclose any of such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the Term or for a period of one (1) year after the termination of the Executive’s employment, except as required in the course of the Executive’s employment with the Employers. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or the Bank or any of their subsidiaries or affiliates (the “Government Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employers or any of their subsidiaries or affiliates. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in this Agreement is intended, nor shall be construed, to (x) interfere with, restrain or prevent communications by the Executive regarding his own wages, hours or other terms and conditions of employment, (y) prohibit Executive from exercising any of his rights under Section 7 of the National Labor Relations Act (“NLRA”), including his right to bargain collectively or to exercise his rights under the NLRA to discuss, communicate, engage in concerted activity, or assist other employees regarding wages, benefits, hours, workplace issues, labor disputes, unfair labor practices, working conditions, or other terms and conditions of employment, or (z) prevent Executive from otherwise engaging in any legally protected activity. This section shall survive any termination of this Agreement.

8.2

Indemnification. To the maximum extent permitted by law and applicable regulations, the Employers shall pay any and all expenses incurred by the Executive in connection with the defense or settlement of, and shall pay and satisfy any judgments, awards, fines and penalties rendered, assessed or levied against the Executive in, any judicial, arbitration, mediation or administrative suit, action, hearing, inquiry or proceeding (whether or not the Employers are joined as a party) relating to acts or omissions of the Executive alleged to have occurred while an “agent” of the Employers, provided, however, that the Employers shall not be obligated to defend, indemnify or hold harmless the Executive from the consequences of the Executive’s own grossly negligent or reckless acts or omissions or willful misconduct or dishonesty.  In addition, to the maximum extent permitted by law, the Employers shall advance to the Executive, upon receipt of the undertaking required by California Corporations Code Section 317(f), any expenses incurred in defending against any such proceeding to which the Executive is a party or has been threatened to be made a party.  The Employers shall provide the Executive with coverage under such directors’ and officers’ liability insurance and any additional insurance to indemnify and insure the Employers and the Executive from and against the aforementioned liabilities. The provisions of this Subsection shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

8.3

Return of Documents.  The Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by the Executive during the Term are solely the property of the Employers, and that the Executive has no right, title or interest therein.  Upon termination of this Agreement, the Executive or the Executive’s representative shall promptly deliver possession of all of said property to the Employers in original or good operating condition, normal wear and tear excepted.

8.4

Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail by either certified or registered mail with return receipt requested, postage prepaid, or when delivered to a generally recognized overnight courier service (such as Federal Express, Express Mail or United Parcel Service) for transmittal, addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employers:United Business Bank- Corporate Offices

500 Ygnacio Valley Road

Suite 200

Walnut Creek, CA 94596

If to the Executive:William J. Black, Jr.

At the last address appearing on the

personnel records of the Employers

8.5

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

8.6	Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

8.7

Invalid Provisions.  Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

8.8

Entire Agreement.  This Agreement contains the entire agreement of the parties.  It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Employers.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Employers and the Executive.

8.9

Receipt of Agreement.  Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes.

8.10

Attorneys’ Fees.  Each party shall bear such party’s own attorneys’ fees and costs in connection with the negotiation, preparation and delivery of this Agreement.  If any action is instituted to enforce or interpret this Agreement, the party determined to be the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the enforcement or interpretation of this Agreement.

8.11

Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, administrators and executors.  This Agreement is for the personal services of the Executive and may not be assigned by the Executive.

8.12	Dispute Resolution: Mandatory Mediation and Arbitration.

8.12.1

Mandatory Mediation. The parties agree that, as a condition precedent to arbitration, any dispute, claim, or controversy arising out of or relating to this Agreement or the Executive’s employment or separation from employment (a “Dispute”) shall first be submitted to confidential, non-binding mediation. The mediation shall be administered by the American Arbitration Association (“AAA”) or another mutually agreed mediator, and shall take place in the county where the Executive’s principal place of employment is located, unless the parties agree otherwise. The parties shall cooperate in good faith to schedule the mediation promptly, and the mediation shall occur within sixty (60) days of a written request for mediation, unless otherwise agreed. The Employers shall bear the costs of the mediator and administrative fees, and each party shall bear its own attorneys’ fees.

8.12.2

Arbitration. If the Dispute is not resolved through mediation within thirty (30) days following the mediation session (or such longer period as the parties may agree), the Dispute shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules and Mediation Procedures then in effect. The arbitration shall take place in the county where the Executive’s principal place of employment is located, unless otherwise agreed by the parties.

8.12.3

Arbitrator Authority and Remedies. The arbitrator shall have the authority to award any remedy or relief that would be available in a court of competent jurisdiction, including, without limitation, damages, injunctive relief, and attorneys’ fees where authorized by law or this Agreement. The arbitrator shall issue a written decision setting forth the essential findings and conclusions.

8.12.4

Costs and Fees. The Employers shall pay all arbitration filing fees, administrative fees, and arbitrator compensation, except that the Executive shall be responsible only for an amount equal to the filing fee required to commence an action in a court of competent jurisdiction. The arbitrator may award attorneys’ fees and costs to the prevailing party to the extent permitted by applicable law or this Agreement.

8.12.5

Preservation of Rights. Nothing in this Section shall prevent either party from seeking temporary or preliminary injunctive relief in a court of competent jurisdiction where necessary to preserve rights pending completion of mediation or arbitration.

8.12.6	Voluntary and Knowing Agreement. The parties acknowledge that they are knowingly and voluntarily waiving the right to a trial by judge or jury for covered Disputes, except as expressly provided above.

8.13

Construction. The Employers and the Executive acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties, each represented by legal counsel. Each and every provision of this Agreement shall be construed as though all parties participated equally in the drafting of this Agreement, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

8.14

Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment the Executive is a “specified employee” within the meaning of Section 409A of the Code, any and all amounts payable under this Agreement on account of such termination that constitute “nonqualified deferred compensation” under Section 409A and would (but for this provision) be payable within six (6) months following the date of termination shall instead be paid on the first business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death, with interest from the date payment would otherwise have been made at the applicable federal rate under Section 7872(f)(2)(A) of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. The parties intend for this Agreement to comply with Section 409A or an exemption thereunder and agree to cooperate in good faith to modify any provision as necessary to achieve such compliance.

8.15

Regulatory Approval.  The terms of this Agreement may be subject to approval by any state or federal regulatory authority having jurisdiction over the Bank, as and to the extent required by applicable law and regulation.

8.16

Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit

Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

8.17

Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Electronic, pdf or DocuSign signatures shall be deemed original signatures for all purposes under California law.

(Signature page follows)

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

The parties to this Agreement have executed this Agreement as of the dates set forth below, effective as of the Effective Date.

United Business Bank

By:	/s/ Keary Colwell	Date: April 9, 2026
Name:	Keary Colwell
Title:	Chief Financial Officer

Attest:	/s/ Janet King	Date: April 9, 2026

BayCom Corp

By:	/s/ Keary Colwell	Date: April 9, 2026
Name:	Keary Colwell
Title:	Chief Financial Officer

Attest:	/s/ Janet King	Date: April 9, 2026

Executive:

/s/ William J. Black Jr.		Date: April 9, 2026
Name: William J. Black, Jr.